EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Callidus Software Inc.
We consent to the incorporation by reference in the Registration Statements (Nos. 333-152933, 333-145010, 333-138721, 333-127698, 333-117542, and 333-110757) on Form S-8 of Callidus Software Inc. of our report dated March 12, 2009 with respect to the consolidated balance sheets of Callidus Software Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, appearing elsewhere in this Form 10-K.
Our report on the consolidated financial statements refers to changes in the accounting for tax uncertainties in 2007 and the accounting for share-based compensation in 2006, resulting from the adoption of new accounting pronouncements.
/s/ KPMG LLP
Mountain View, CA
March 12, 2009